UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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ALLERGAN PLC

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Allergan plc Clonshaugh Business & Technology Park Dublin, D17 E400, Ireland www.allergan.com

Dear Allergan Shareholders,

As Allergan’s 2019 Annual Meeting of Shareholders is fast approaching, we wanted to reiterate the importance of your vote on this year’s proposals. Your Board of Directors strongly recommends that you vote FOR all of the Company’s proposals (1-5), and AGAINST a shareholder proposal (6) calling for the immediate separation of Chairman and CEO roles, which we believe is not aligned with the best interests of our long-term shareholders for the following reasons:

1.

We have already adopted an Independent Chair policy. The policy will be phased in no later than the next leadership transition. This follows best practice, is how the vast majority of Independent Chair proposals are implemented and is aligned with the views of both leading independent proxy advisors, Institutional Shareholder Services (ISS) and Glass Lewis, who have recommended that shareholders vote AGAINST shareholder proposal 6.

ISS: “The board has already been responsive to the request of the prior year’s proposal by adopting an independent chair policy to be phased in at the next leadership transition [...] there are no significant concerns regarding the board’s current leadership structure sufficient to suggest that an immediate split of the CEO and chairman roles is warranted at this time rather than at the next CEO transition. As such support for this proposal is not warranted at this time.”

Glass Lewis: “We are not convinced that adoption of this proposal is necessary at this time, given the board’s stated intention to phase in an independent director as chair at the time of the next CEO transition […] we do not believe that adoption of this proposal would affect any meaningful change in the Company’s leadership structure following the next CEO transition. Thus, we do not believe support for this measure is warranted at this time.”

2.

An immediate leadership change has no clear benefit in light of Allergan’s existing rigorous independent oversight. Allergan has a robust Lead Independent Director role that already includes most of the responsibilities of the Chair and ensures rigorous independent oversight, and is held by Chris Coughlin, who received National Association of Corporate Directors’ (NACD) Director of the Year Award in 2015. An immediate split of the Chair and CEO would not meaningfully change the existing level of independent oversight. The Lead Independent Director role is supported by a refreshed and engaged Board, with six new independent directors having joined in the last two years, including Bob Hugin, the former CEO of Celgene.

3.

An immediate leadership change undermines our leadership, creates a crisis of confidence among Allergan’s stakeholders who are key to Allergan’s success, and entails significant, near term downside risk in contrast to any possible upside. Brent Saunders, with the oversight of the Board of Directors, has been leading the strategic transformation of Allergan from a generics company to a global biopharmaceutical leader. We are at a critical juncture with key pipeline milestones and new product launches approaching, and as we manage the headwinds from products facing loss of exclusivity (LOE) and competitive pressures on our flagship product, it is important that our customers, partners and employees know the Board stands behind his leadership.

4.	The Board considers its leadership structure, including the CEO and Chair roles, annually. The Board has the authority to make a change at any time and will do so when and if warranted.

5.

The Allergan Board is committed to holding management accountable, as evidenced by the Company’s executive compensation program which reflects unambiguous alignment with shareholders and pay-for-performance. The significant majority (greater than 75%) of CEO pay is tied to equity and is long-term oriented while 93% of his total pay opportunity is variable or “at-risk.” Our incentive structure is rigorously performance based. In fact, the Company’s stock price performance has resulted in well below-target long-term award payouts to executives for both 2018 and 2017. Mr. Saunders realized only about 20% of target values for recent long-term awards completed as of 2018, and the multi-year equity awarded in 2017 was worth less than half of that amount at the end of 2018. Despite achievement of the Company’s operational and strategic objectives as set by the Board’s Compensation Committee in the beginning of year, the Board exercised negative discretion that reduced the CEO’s 2018 bonus payout by more than half. Further demonstrating strong alignment with long-term shareholders, our CEO has a large share ownership stake, a substantial portion of which was self-funded.

6.

Our entire Board is committed to ongoing engagement with our shareholders, and highly responsive to your feedback. We have demonstrated our commitment in our recent engagements with many of you, and with the actions we have taken in response to shareholder feedback. Some of these recent actions include expanding responsibilities for our Lead Independent Director and forming a Mergers & Acquisitions Committee that will review proposed transactions. We assure you that our long-term shareholders’ voices will be heard with this Board.

7.

Importantly, the Board is acting with urgency and prepared to take all necessary actions to maximize value for our company and shareholders. We remain open and committed to considering any practical options to create shareholder value and regularly reassess the assumptions underlying our strategy.

As such, we urge all shareholders to vote AGAINST the shareholder proposal 6.

As always, we remain steadfast in our commitment to ensuring best-in-class governance, and doing what’s in the best interest of our shareholders.

We thank you for your support, and we look forward to maintaining an open dialogue with you.

Allergan Board of Directors

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Forward-Looking Statement

Statements contained in this communication that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective on existing trends and information as of the date of this communication. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; the effects of any changes to management or corporate governance; market acceptance of and continued demand for Allergan’s products; the impact of uncertainty around timing of generic entry related to key products, including RESTASIS®, on our financial results; risks associated with divestitures, acquisitions, mergers and joint ventures; risks related to impairments; uncertainty associated with financial projections, projected debt reduction, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2018. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2019 annual general meeting. The Company has filed a definitive proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Information regarding the identity of the Company’s directors and certain of its executive officers, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. You may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents that may be filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by the Company with the SEC are also available, without charge, on the Company’s website at www.allergan.com, or by directing a written request to Allergan plc, Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland, Attention: Investor Relations.